Exhibit 99.1
SEALED AIR REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
Full Year 2010 EPS of $1.44 and Adjusted EPS of $1.60
Fourth Quarter 2010 EPS of $0.29 and Adjusted EPS of $0.46
Fourth Quarter 2010 Volumes Increased 7%
Fourth Quarter and Full Year 2010 Highlights
•	Fourth quarter volumes increased in all segments and all regions
•	Full year volumes increased 5% with growth achieved in all segments and regions
•	Full year free cash flow of $342 million
     ELMWOOD PARK, N.J., Monday, January 24, 2011 — For full year 2010, Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share (EPS) of $1.44, compared with $1.35 in 2009. Adjusted EPS was $1.60 in 2010, compared with $1.44 in 2009. (See attached supplements for non-GAAP reconciliations and information.) Sales increased 6% to $4.49 billion. Gross profit increased 3% to $1.25 billion while operating profit increased 9% to $535 million. The 2010 adjusted operating profit was $549 million, or 12.2% of net sales. This compares with $509 million, or 12.0%, in 2009.
     Fourth quarter 2010 EPS was $0.29, compared with $0.37 in 2009, primarily due to the loss on debt redemption of our 12% Senior Notes. Adjusted EPS increased 15% to $0.46, compared with $0.40 in 2009. Sales increased 6% to $1.21 billion. Fourth quarter gross profit held relatively steady at $332 million, while operating profit increased 9% to $135 million. The 2010 adjusted operating profit was $145 million, or 12.0% of net sales. This compares with $132 million, or 11.5%, in 2009.
     Commenting on our operating performance, William V. Hickey, President and Chief Executive Officer, stated:
     “As we conclude Sealed Air’s 50th anniversary year and look ahead to 2011, I am pleased with the good volume momentum that our businesses achieved in all regions this year, resulting in solid fourth quarter volume performance. During the year, we remained focused on growth by successfully launching over 55 new solutions, including expanding our service-based offerings, and by completing four early-stage strategic investments.
     In 2010, we achieved approximately $100 million of productivity benefits by leveraging our World Class Manufacturing principles, implementing new, patented technologies, and successfully completing our Global Manufacturing Strategy program. These productivity gains, as well as tight control of expenses and pricing actions, contributed to our steady profitability performance despite the timing of price/cost spreads.

     All of these achievements contributed to solid free cash flow, which enabled us to invest in our extensive product pipeline, expand our geographic footprint and return $90 million to shareholders in dividend payments and share buybacks. Today, we remain well positioned to fund near term obligations and continue to invest in our future.”
Fourth Quarter Segment Review
     The following year-over-year net sales discussions exclude the impact of currency translation, which we define as “constant dollar,” a non-U.S. GAAP measure. The balance of the discussion is presented on a U.S. GAAP basis. See “Components of Change in Net Sales — Business Segments and Other,” attached, for further details.
     In the following segment discussions, the 2010 fourth quarter operating profit results for each segment include lower incentive compensation expenses, as we did not fully achieve our 2010 performance goals.
Food Packaging Segment
     Sales increased 6% on a constant dollar basis, with 6% higher volumes as all regions grew, reflecting seasonality in the holiday period and increased demand for our solutions. Volume growth was primarily driven by a 7% increase in North America and a 9% increase in Europe. Despite the benefits of price increases and formula contract adjustments in the quarter, price/mix was negatively affected by the volatility of the foreign currency environment in Venezuela and selectively lower pricing associated with higher customer volume commitments. Adjusting for the foreign currency effect, price/mix would have been positive for the quarter. Operating profit increased 17% to $78 million, or 14.7% of net sales, compared with 13.3% in 2009.
Food Solutions Segment
     Sales increased 6% on a constant dollar basis, with 6% higher volumes, which were primarily driven by an 11% increase in Europe. Price/mix was relatively steady as the mix effect in volume growth from some lower priced products offset benefits from our prior pricing actions. Operating profit increased 43% to $28 million, or 11.2% of net sales, compared with 8.2% in 2009. The increase in operating profit is primarily due to leveraging higher volumes and tight control of expenses.
Protective Packaging Segment
     Sales increased 7% on a constant dollar basis, with 8% higher volumes reflecting improving industrial production rates in North America and Europe and strength in fulfillment/e-commerce applications. Price/mix was 1% lower due to selective pricing actions, the introduction of new thinner profile products and the timing of our December 1st price increase. Operating profit decreased 9% to $38 million, or 11.0% of net sales, compared with 12.9% in 2009. The decline in operating profit primarily reflects charges associated with the December announcement of the closure of a small factory in Europe. Adjusting for the costs of the closure, operating profit would have been $41 million, or 12.0% of net sales.
Other Category
     Sales increased 6% on a constant dollar basis, with 8% higher volumes reflecting growth in both Specialty Materials and Medical Applications. Price/mix was 2% lower primarily due to volume rebates in our Medical Applications business. We recognized an operating loss of $2 million, primarily from our new ventures investments. This compares with a 1.7% operating profit margin in 2009.
Fourth Quarter Other Matters
     In December, we completed an early redemption of $150 million of the outstanding $300 million principal amount of our 12% Senior Notes due February 14, 2014. The aggregate redemption price was approximately $196 million, including approximately $5 million of accrued interest, and was funded with available cash. As a result, we recorded a charge to net earnings of approximately $24 million, or $0.14 per common share, in the fourth quarter of 2010, which includes a gain resulting from the termination of a related interest rate swap. The annual interest expense savings from this redemption are $18 million, or $0.06 per common share, beginning in December 2010 through February 2014.
     In our Global Manufacturing Strategy, or GMS program, we recognized an additional $4 million of charges in the fourth quarter. This includes $3 million in restructuring resulting from additional headcount reductions identified during the completion of the program. The additional $1 million of charges in cost of sales relates to our previously announced plan to cease certain operations at one of our German locations. This compares to $8 million of charges, primarily in restructuring, in 2009. These charges mark the completion of projects related to GMS. We realized a $55 million annual benefit run rate from this program in 2010 and expect these benefits to continue in 2011.
     The effective income tax rate in the fourth quarter was 13.3% compared to 25.3% in the prior year period. On a full year basis, the 2010 effective tax rate was 25.5% compared to 25.9% in 2009. Our most recent 2010 guidance of 28% was noted to be without the benefit of certain U.S. tax credits, which had previously expired. Those tax credits were retroactively extended in December and our favorable rates reflect that retroactive extension. Additionally, our rate was further reduced by a higher mix of foreign earnings due to the net loss associated with the premium we paid to redeem the 12% Senior Notes discussed above.
2011 Outlook and Earnings Guidance
Commenting on our outlook, Mr. Hickey stated:
     “Through the strengths of our extensive global footprint, customers’ solid reception of our new products and services, a strong new product pipeline that leverages differentiated, patented technologies, and a leaner cost structure, we are well positioned to capture the many opportunities ahead of us. As our revenue grows we expect ongoing margin expansion, which will bring us a step closer to our goal of a 15% operating margin.”
     In 2011, we are anticipating an ongoing modest rate of economic recovery and an average constant dollar sales growth rate in the 5% to 7% range. Presently, our full year 2011 guidance also assumes:
•	a low-to-mid single-digit percent average increase in resin costs over the year compared to our 2010 average cost;

•	a slightly unfavorable impact on net sales from foreign currency translation;

•	depreciation and amortization of property and equipment of $145 million;

•	amortization of non-cash, long-term, share-based compensation of $30 million;

•	interest expense of $150 million; and

•	an effective income tax rate of 27.0%.

     As a result, we anticipate full year 2011 EPS to be in the range of $1.75 to $1.90.
     In addition, capital expenditures in 2011 are estimated to be $150 to $175 million and free cash flow is expected to once again exceed $300 million.
     Our guidance excludes the payment of the W. R. Grace settlement, as the exact timing of the settlement is unknown, although it is possible that a confirmation order and final payment could occur sometime in the first half of 2011. Final payment of the W. R. Grace settlement is expected to be accretive to EPS by approximately $0.12 to $0.14 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount. Additionally, our guidance excludes any non-operating gains or losses that may be recognized in 2011 due to currency fluctuations in Venezuela.
Web Site and Conference Call Information
     William V. Hickey, our CEO, and David H. Kelsey, our CFO, will conduct an investor conference call today at 11:00 a.m. (ET) to discuss our earnings results. The conference call will be webcast live on our web site at www.sealedair.com in the Investor Information section. The link to the event can be found on the Investor Information home page as well as under the Presentations & Events tab. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.
     Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 679-8035 (domestic) or (617) 213-4848 (international) and use the participant code 96942854. Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Monday, February 14, 2011 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 53209481.
Business
     For over fifty years, Sealed Air has been a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that now serve an array of food, industrial, medical, and consumer applications. Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.5 billion in 2010. With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers. For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.
Non-U.S. GAAP Information
     In this press release, we have included several non-U.S. GAAP financial measures, including adjusted EPS, net sales on a “constant dollar” basis, adjusted gross profit, adjusted operating profit, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, adjusted gross profit, adjusted operating profit, measures of cash flow, and EBITDA figures to determine performance-based compensation. Our management uses financial measures excluding the effects of foreign currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA,” “Components of Change in Net Sales — Business Segments and Other” and “Percentage Changes in Net Sales by Geographic Region.”
Forward-Looking Statements
     Sealed Air has provided certain forward-looking statements in this press release such as those above in the Fourth Quarter Other Matters section, where we discuss currency fluctuations and outline the benefits that we expect from GMS, and in the Outlook and Earnings Guidance section, where we discuss our expectations for 2011, including our expected 2011 EPS performance. Forward-looking statements can be identified by such words as “anticipates,” “assumes,” “could,” “estimates,” “expects,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including general economic conditions affecting packaging utilization; changes in our raw material and energy costs and our sales terms; currency translation and devaluation effects; and regulatory and legal matters. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, as they may be revised and updated by our Forms 10-K, 10-Q and 8-K.

SEALED AIR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per common share data)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2010	2009	Change	2010	2009	Change
Net sales:
Food Packaging	$533.6	$503.7	6%	$1,923.6	$1,839.8	5%
Food Solutions	247.2	236.7	4	934.9	891.7	5
Protective Packaging	345.0	324.9	6	1,299.4	1,192.9	9
Other	83.4	81.1	3	332.2	318.4	4

Total net sales	1,209.2	1,146.4	6	4,490.1	4,242.8	6
Cost of sales	877.4	812.8	8	3,237.3	3,024.3	7

Gross profit	331.8	333.6	(1)	1,252.8	1,218.5	3
As a % of total net sales	27.4%	29.1%		27.9%	28.7%
Marketing, administrative and development expenses	189.8	203.7	(7)	710.2	719.2	(1)
As a % of total net sales	15.7%	17.8%		15.8%	17.0%
Restructuring and other charges	7.2	5.8	24	7.6	7.0	9

Operating profit	134.8	124.1	9	535.0	492.3	9
As a % of total net sales	11.1%	10.8%		11.9%	11.6%
Interest expense	(39.2)	(40.3)	(3)	(161.6)	(154.9)	4

Gains on sale (other-than-temporary impairment) of available-for-sale securities(1)	3.5	(0.8)	#	5.9	(4.0)	#

Foreign currency exchange (losses) gains related to Venezuelan subsidiary(2)	(1.0)	—	#	5.5	—	#

Loss on debt redemption (3)	(38.5)	—	#	(38.5)	(3.4)	#

Other (expense) income, net	(0.4)	4.1	#	(2.9)	(0.1)	#

Earnings before income tax provision	59.2	87.1	(32)	343.4	329.9	4
Income tax provision	7.9	22.0	(64)	87.5	85.6	2

Net earnings available to common stockholders	$51.3	$65.1	(21)%	$255.9	$244.3	5%

As a % of total net sales	4.2%	5.7%		5.7%	5.8%

Net earnings per common share: (4)
Basic	$0.32	$0.41	(22)%	$1.61	$1.54	4%

Diluted	$0.29	$0.37	(22)%	$1.44	$1.35	7%

Dividends per common share	$0.13	$0.12	8%	$0.50	$0.48	4%

Weighted average number of common shares outstanding: (4)
Basic	158.4	157.5		158.3	157.2

Diluted	177.6	175.7		176.7	182.6

#	Denotes a variance greater than 100%, or not meaningful.

(1)	In the three months ended December 31, 2010, we recognized additional pre-tax gains of $3.5 million from the sale of our auction rate security investments, which resulted in total gains of $6.6 million in 2010. We also recorded $0.7 million of pre-tax other-than-temporary impairment due to the decline in estimated fair value on some of our auction rate security investments in the first quarter of 2010. In 2009, we recorded pre-tax other-than-temporary impairment due to the decline in estimated fair value on some of our auction rate security investments.

(2)	Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under generally accepted accounting principles in the United States of America, or U.S. GAAP. As a result, the U.S. dollar replaced the Bolivar fuerte as the functional currency. These pre-tax gains and losses were due to both the changes in the exchange rates upon settlement of Bolivar-denominated transactions and upon the remeasurement of our Venezuelan subsidiary’s financial statements at December 31, 2010.

(3)	In 2010, we recorded a pre-tax loss on the redemption of $150 million of our 12% Senior Notes due 2014. In 2009, we recorded a pre-tax loss on the redemption of all of our $431.3 million 3% Convertible Senior Notes due June 2033.

(4)	See Supplementary Information included in this release for the calculation of basic and diluted net earnings per common share.

SEALED AIR CORPORATION
Supplementary Information
CALCULATION OF NET EARNINGS PER COMMON SHARE
(Unaudited)
(In millions, except per common share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Basic Net Earnings Per Common Share:
Numerator
Net earnings available to common stockholders	$51.3	$65.1	$255.9	$244.3
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.3)	(0.5)	(1.6)	(1.9)

Distributed and allocated undistributed net earnings to common stockholders	51.0	64.6	254.3	242.4
Distributed net earnings — dividends paid to common stockholders	(20.6)	(19.0)	(79.2)	(75.6)

Allocation of undistributed net earnings to common stockholders	$30.4	$45.6	$175.1	$166.8

Denominator
Weighted average number of common shares outstanding — basic	158.4	157.5	158.3	157.2

Basic net earnings per common share:
Distributed net earnings to common stockholders	$0.13	$0.12	$0.50	$0.48
Allocated undistributed net earnings to common stockholders	0.19	0.29	1.11	1.06

Basic net earnings per common share	$0.32	$0.41	$1.61	$1.54

Diluted Net Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$51.0	$64.6	$254.3	$242.4
Add: Allocated undistributed net earnings to non-vested restricted stockholders	0.2	0.3	1.1	1.3
Interest on 3% Convertible Senior Notes, net of taxes (1)	—	—	—	4.4
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	(0.2)	(0.3)	(1.0)	(1.2)

Net earnings available to common stockholders — diluted	$51.0	$64.6	$254.4	$246.9

Denominator(2)
Weighted average number of common shares outstanding — basic	158.4	157.5	158.3	157.2
Effect of assumed issuance of Settlement agreement shares	18.0	18.0	18.0	18.0
Effect of non-vested restricted stock and restricted stock units	1.2	0.2	0.4	0.2
Effect of conversion of 3% Convertible Senior Notes (1)	—	—	—	7.2

Weighted average number of common shares outstanding — diluted	177.6	175.7	176.7	182.6

Diluted net earnings per common share	$0.29	$0.37	$1.44	$1.35

(1)	On July 19, 2009, we redeemed all of our 3% Convertible Senior Notes due June 2033.

(2)	Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement, (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method and (iii) the effect of conversion of our then-outstanding 3% Convertible Senior Notes due June 2033 in 2009.

SEALED AIR CORPORATION
Supplementary Information
RECONCILIATION OF U.S. GAAP DILUTED NET EARNINGS PER COMMON SHARE TO
NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE(1)
(Unaudited)
(In millions, except per common share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
U.S. GAAP diluted net earnings per common share as reported	$0.29	$0.37	$1.44	$1.35

Add: Losses on debt redemptions of $24.3, net of taxes of $14.2 in 2010 and $2.1, net of taxes of $1.3 in 2009(2)	0.14	—	0.14	0.01

Add: Global manufacturing strategy and restructuring and other charges of $2.5, net of taxes of $1.2 for the three months ended December 31, 2010, $5.6, net of taxes of $2.3 for the three months ended December 31, 2009, $5.1, net of taxes of $2.3 for the year ended December 31, 2010 and $11.4, net of taxes of $5.3 for the year ended December 31, 2009(3)	0.01	0.03	0.03	0.07

Add: European manufacturing facility closure restructuring and other charges of $4.5, net of taxes of $2.1 for the three months ended December 31, 2010 and $4.8, net of taxes of $2.1 for 2010(4)	0.03	—	0.03	—

(Less) / add: (Gains on sale) other-than -temporary impairment of available-for-sale securities of $(2.2), net of taxes of $(1.3) for the three months ended December 31, 2010, $(3.7), net of taxes of $(2.2) for the year ended December 31, 2010 and $2.5, net of taxes of $1.5 for the year ended December 31, 2009(5)	(0.01)	—	(0.02)	0.01

(Less): Foreign currency exchange (gains) related to Venezuelan subsidiary of $3.6, net of taxes of $1.9 for 2010 (6)	—	—	(0.02)	—

Non-U.S. GAAP adjusted diluted net earnings per common share	$0.46	$0.40	$1.60	$1.44

(1)	Non-U.S. GAAP adjusted diluted net earnings per common share is provided as supplemental information to U.S. GAAP diluted net earnings per common share and does not purport to represent diluted net earnings per common share as that term is defined and reported under U.S. GAAP, and should not be considered as an alternative or substitute to such measure or as an indicator of our performance under U.S. GAAP. Also, this non-U.S. GAAP measure may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP adjusted diluted net earnings per common share aids in the comparisons with other periods or prior guidance and is among the various performance indicators used by our management to measure the performance of our operations. Further, the items included in the reconciliation above may also be excluded from the calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors for purposes of determining incentive compensation. Thus, our management believes that this information may be useful to investors.

(2)	See Note 3 of Condensed Consolidated Statements of Operations for further details.

(3)	Represents charges associated with our global manufacturing strategy.

(4)	Represents charges associated with the closure of a packaging facility in Europe.

(5)	See Note 1 of Condensed Consolidated Statements of Operations for further details.

(6)	See Note 2 of Condensed Consolidated Statement of Operations for more details. Our non-U.S. GAAP adjusted diluted net earnings per common share calculations for the three months and year ended December 31, 2010 excludes the impact of these foreign currency exchange gains as we believe these gains are attributable to significant foreign exchange fluctuations in Venezuela. We will exclude future foreign currency exchange and other non-operating gains and/or losses from our non-U.S. GAAP adjusted diluted net earnings per common share relating to our Venezuelan subsidiary until such time that we believe the foreign exchange environment in Venezuela stabilizes.

SEALED AIR CORPORATION
Supplementary Information
RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO
NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT(1)
(Unaudited)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
U.S. GAAP gross profit as reported	$331.8	$333.6	$1,252.8	$1,218.5
As a % of total net sales	27.4%	29.1%	27.9%	28.7%
Add: Global manufacturing strategy charges(2)	0.6	2.2	3.8	9.8

Add: European manufacturing facility closure non-recurring charges(3)	2.5	—	2.9	—

Non-U.S. GAAP adjusted gross profit	$334.9	$335.8	$1,259.5	$1,228.3

As a % of total net sales	27.7%	29.3%	28.1%	29.0%

U.S. GAAP operating profit as reported	$134.8	$124.1	$535.0	$492.3
As a % of total net sales	11.1%	10.8%	11.9%	11.6%
Add: Global manufacturing strategy restructuring and other charges(2)	3.7	7.9	7.4	16.7

Add: European manufacturing facility closure restructuring and other charges(3)	6.6	—	6.9	—

Non-U.S. GAAP adjusted operating profit	$145.1	$132.0	$549.3	$509.0

As a % of total net sales	12.0%	11.5%	12.2%	12.0%

(1)	Non-U.S. GAAP adjusted gross profit and operating profit are provided as supplemental information to U.S. GAAP gross profit and operating profit and do not purport to represent either term as defined and reported under U.S. GAAP, and should not be considered as an alternative or substitute to such measures or as an indicator of our performance under U.S. GAAP. Also, these non-U.S. GAAP measures may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP gross profit and operating profit aid in the comparisons with other periods or prior guidance and is among the various performance indicators used by our management to measure the performance of our operations. Further, the items included in the reconciliation above may also be excluded from the calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors for purposes of determining incentive compensation. Thus, our management believes that this information may be useful to investors.

(2)	Represents charges associated with our global manufacturing strategy.

(3)	Represents charges associated with the closure of a packaging facility in Europe.

SEALED AIR CORPORATION
Supplementary Information
BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(1)
(Unaudited)
(In millions)
BUSINESS SEGMENT INFORMATION:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating profit:
Food Packaging	$78.4	$67.2	$262.7	$251.7
As a % of Food Packaging net sales	14.7%	13.3%	13.7%	13.7%

Food Solutions	27.7	19.4	99.2	85.7
As a % of Food Solutions net sales	11.2%	8.2%	10.6%	9.6%

Protective Packaging	38.0	41.9	169.5	150.0
As a % of Protective Packaging net sales	11.0%	12.9%	13.0%	12.6%

Other	(2.1)	1.4	11.2	11.9
As a % of Other net sales	-2.5%	1.7%	3.4%	3.7%

Total segments and other	142.0	129.9	542.6	499.3

As a % of total net sales	11.7%	11.3%	12.1%	11.8%

Restructuring and other charges(2)	7.2	5.8	7.6	7.0

Total	$134.8	$124.1	$535.0	$492.3

As a % of total net sales	11.1%	10.8%	11.9%	11.6%

Depreciation and amortization:
Food Packaging	$17.6	$17.9	$70.8	$69.2
Food Solutions	7.3	8.6	29.9	31.4
Protective Packaging	10.6	8.6	33.6	34.1
Other	5.2	5.6	20.4	19.8

Total	$40.7	$40.7	$154.7	$154.5

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
CAPITAL EXPENDITURES(1)	$26.9	$20.1	$87.6	$80.3

(1)	The 2010 amounts presented are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.

(2)	The restructuring and other charges by business segment and other were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Food Packaging	$3.0	$5.0	$3.7	$6.0
Food Solutions	—	0.7	—	1.0
Protective Packaging	4.0	—	3.8	(0.1)
Other	0.2	0.1	0.1	0.1

Total	$7.2	$5.8	$7.6	$7.0

Restructuring and other charges of $4.4 million in 2010 relate to our global manufacturing strategy in our Food Packaging segment and restructuring charges of $4.1 million in 2010 relate to a packaging facility closure in Europe, which is included in our Protective Packaging segment. In 2010, we also recorded restructuring credits of $0.9 million, which related to our 2008 cost reduction and productivity program. Restructuring and other charges in 2009 primarily related to the relocation of our bag making and printing operations in Germany, as part of our global manufacturing strategy.

SEALED AIR CORPORATION
Supplementary Information
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2010(1)	2010	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$675.6	$761.8	$662.2	$627.5	$694.5
Receivables, net	697.1	691.9	642.8	641.5	666.7
Inventories	495.8	539.1	512.4	502.1	469.4
Other current assets	169.8	226.8	239.2	264.9	242.8

Total current assets	2,038.3	2,219.6	2,056.6	2,036.0	2,073.4
Property and equipment, net	948.3	965.3	943.3	979.7	1,010.7
Goodwill	1,945.9	1,947.8	1,938.8	1,941.4	1,948.7
Other assets, net	468.5	438.9	400.1	378.8	387.3

Total assets	$5,401.0	$5,571.6	$5,338.8	$5,335.9	$5,420.1

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$23.5	$19.7	$15.4	$14.0	$28.2
Current portion of long-term debt	6.5	8.6	9.5	7.5	6.5
Accounts payable	232.0	238.2	239.6	223.9	214.2
Settlement agreement and related accrued interest	787.9	777.6	767.3	757.0	746.8
Other current liabilities	398.5	401.0	369.5	384.5	438.1

Total current liabilities	1,448.4	1,445.1	1,401.3	1,386.9	1,433.8
Long-term debt, less current portion	1,399.2	1,559.6	1,559.3	1,560.6	1,626.3
Other liabilities	176.4	168.3	154.0	157.4	159.7

Total liabilities	3,024.0	3,173.0	3,114.6	3,104.9	3,219.8
Total parent company stockholders’ equity	2,379.9	2,399.5	2,224.6	2,230.9	2,199.6
Noncontrolling interests	(2.9)	(0.9)	(0.4)	0.1	0.7

Total stockholders’ equity	2,377.0	2,398.6	2,224.2	2,231.0	2,200.3

Total liabilities and stockholders’ equity	$5,401.0	$5,571.6	$5,338.8	$5,335.9	$5,420.1

(1)	The amounts presented are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.

SEALED AIR CORPORATION
Supplementary Information
NON-U.S. GAAP FREE CASH FLOW(1)
(Unaudited)
(In millions)

	Year Ended
	December 31,
	2010	2009
U.S. GAAP net earnings available to common stockholders as reported	$255.9	$244.3
Net earnings effect resulting from the following:

Add: Global manufacturing strategy and restructuring and other charges, net of taxes of $2.3 in 2010 and $5.3 in 2009	5.1	11.4

Less: Foreign currency exchange gains related to Venezuelan subsidiary, net of taxes of $1.9	(3.6)	—

(Less) / add: (Gains on sale) other-than-temporary impairment of available-for-sale securities, net of taxes of $2.2 in 2010 and $(1.5) in 2009	(3.7)	2.5

Add: European manufacturing facility closure restructuring and other charges, net of income taxes of $2.1	4.8	—

Add: Loss on debt redemption, net of income taxes of $14.2 in 2010 and $1.3 in 2009	24.3	2.1

Non-U.S. GAAP adjusted net earnings available to common stockholders	$282.8	$260.3

Add: Depreciation and amortization	154.7	154.5

Add: Share-based compensation expense	30.6	38.8

Less: Capital expenditures	(87.6)	(80.3)

Changes in working capital items:(2)
Receivables, net	(30.4)	16.1

Add: Cash used to repay the accounts receivable securitization program	—	80.0

Inventories	(26.4)	94.9

Accounts payable	17.8	(63.0)

Non-U.S. GAAP Free Cash Flow	$341.5	$501.3

(1)	Non-U.S. GAAP free cash flow is provided as supplemental information and does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under U.S. GAAP and should not be considered as an alternative or substitute to such measurements or as an indicator of our performance under U.S. GAAP. Our calculation of free cash flow may not be comparable with similarly-titled measures used by others. Free cash flow is among the various indicators used by our management to measure the performance of our operations, is one of the performance measures on which we may base compensation decisions, and aids in the comparisons with other periods. Thus our management believes such information may be useful to investors.

(2)	Includes the impact of foreign currency translation for receivables, net, inventories and accounts payable.

SEALED AIR CORPORATION
Supplementary Information
RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO
NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA(1)
(Unaudited)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
U.S. GAAP net earnings available to common stockholders as reported	$51.3	$65.1	$255.9	$244.3

Add: Interest expense	39.2	40.3	161.6	154.9
Add: Income tax provision	7.9	22.0	87.5	85.6

Non-U.S. GAAP EBIT	98.4	127.4	505.0	484.8

Add: Depreciation and amortization	40.7	40.7	154.7	154.5

Non-U.S. GAAP EBITDA	139.1	168.1	659.7	639.3

Add: Share-based compensation expense	8.6	17.4	30.6	38.8

Add: Global manufacturing strategy and restructuring and other charges	3.7	7.9	7.4	16.7

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary	1.0	—	(5.5)	—

(Less) / add: (Gains on sale) other-than-temporary impairment of available-for-sale securities	(3.5)	0.8	(5.9)	4.0

Add: European manufacturing facility closure restructuring and other charges	6.6	—	6.9	—

Add: Settlement agreement related costs	—	0.6	0.6	1.8

Add: Loss on debt redemption	38.5	—	38.5	3.4

Non-U.S. GAAP adjusted EBITDA	$194.0	$194.8	$732.3	$704.0

Total net sales	$1,209.2	$1,146.4	$4,490.1	$4,242.8

Non-U.S. GAAP adjusted EBITDA as a percentage of total net sales	16.0%	17.0%	16.3%	16.6%

(1)	Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are provided as supplemental information and do not purport to represent net earnings or net cash provided by operating activities, as those terms are defined under U.S. GAAP, and should not be considered as an alternative or substitute to such measurements or as indicators of our performance under U.S. GAAP. Our definitions of EBIT, EBITDA and Adjusted EBITDA may not be comparable with similarly-titled measures used by others. Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are among the various indicators used by our management to measure the performance of our operations and aids in the comparison with other periods. Such measures are also among the criteria upon which incentive compensation may be based. Thus our management believes this information may be useful to investors.

SEALED AIR CORPORATION
Supplementary Information
COMPONENTS OF CHANGE IN NET SALES — BUSINESS SEGMENTS AND OTHER(1)
(Unaudited)
(In millions)

	Three Months Ended December 31, 2010
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume — Units	$31.7	6.3%	$13.5	5.7%	$24.9	7.7%	$6.5	7.9%	$76.6	6.7%
Volume — Acquired businesses, net of (dispositions)	—	—	—	—	(0.1)	—	—	(0.1)	(0.1)	—
Product price/mix (2)	(2.4)	(0.5)	0.3	0.1	(2.4)	(0.7)	(1.5)	(1.7)	(6.0)	(0.5)
Foreign currency translation	0.6	0.1	(3.3)	(1.4)	(2.3)	(0.7)	(2.7)	(3.4)	(7.7)	(0.7)

Total change (U.S. GAAP)	$29.9	5.9%	$10.5	4.4%	$20.1	6.3%	$2.3	2.7%	$62.8	5.5%

Impact of foreign currency translation	(0.6)	(0.1)	3.3	1.4	2.3	0.7	2.7	3.4	7.7	0.7

Total constant dollar change (Non-U.S. GAAP)	$29.3	5.8%	$13.8	5.8%	$22.4	7.0%	$5.0	6.1%	$70.5	6.2%

	Year Ended December 31, 2010
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume — Units	$64.1	3.5%	$25.5	2.9%	$107.5	9.0%	$18.6	5.8%	$215.7	5.1%
Volume — Acquired businesses, net of (dispositions)	—	—	—	—	(1.8)	(0.2)	(1.8)	(0.6)	(3.6)	(0.1)
Product price/mix (2)	(30.2)	(1.6)	4.9	0.6	(9.9)	(0.8)	0.5	0.2	(34.7)	(0.8)
Foreign currency translation	49.9	2.7	12.8	1.4	10.7	0.9	(3.5)	(1.1)	69.9	1.7

Total change (U.S. GAAP)	$83.8	4.6%	$43.2	4.9%	$106.5	8.9%	$13.8	4.3%	$247.3	5.9%

Impact of foreign currency translation	(49.9)	(2.7)	(12.8)	(1.4)	(10.7)	(0.9)	3.5	1.1	(69.9)	(1.7)

Total constant dollar change (Non-U.S. GAAP)	$33.9	1.9%	$30.4	3.5%	$95.8	8.0%	$17.3	5.4%	$177.4	4.2%

(1)	The tables above present the components of change in net sales for the three months and year ended December 31, 2010 compared with the same periods in 2009. We also present the change in net sales excluding the impact of foreign currency translation, a non-U.S. GAAP measure, which we define as “constant dollar.” As a worldwide business, it is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot directly control changes in foreign currency exchange rates. Consequently, when management looks at our net sales to measure the performance of our business, it typically excludes the impact of foreign currency translation. We believe using constant dollar comparisons aids in the comparability with other periods. We may also exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, management believes this presentation may be useful to investors.

(2)	See Note 1 of Components of Change in Net Sales — Geographic for further details of product price/mix.

SEALED AIR CORPORATION
Supplementary Information
COMPONENTS OF CHANGE IN NET SALES — GEOGRAPHIC
(Unaudited)
(In millions)

	Three Months Ended December 31, 2010
	U.S.		International		Total Company
Volume — Units	$37.2	7.4%	$39.4	6.1%	$76.6	6.7%
Volume — Acquired businesses, net of (dispositions)	—	—	(0.1)	—	(0.1)	0.0
Product price/mix (1)	(0.4)	(0.1)	(5.6)	(0.9)	(6.0)	(0.5)
Foreign currency translation	(0.0)	—	(7.7)	(1.2)	(7.7)	(0.7)

Total	$36.8	7.3%	$26.0	4.0%	$62.8	5.5%

	Year Ended December 31, 2010
	U.S.		International		Total Company
Volume — Units	$116.4	5.9%	$99.3	4.4%	$215.7	5.1%
Volume — Acquired businesses, net of (dispositions)	(1.8)	(0.1)	(1.8)	(0.1)	(3.6)	(0.1)
Product price/mix (1)	(2.0)	(0.1)	(32.7)	(1.4)	(34.7)	(0.8)
Foreign currency translation	—	—	69.9	3.1	69.9	1.7

Total	$112.6	5.7%	$134.7	6.0%	$247.3	5.9%

(1)	Our reported product price/mix includes the net impact of our pricing actions as well as the period-to-period change in the mix of products sold. Also included in reported product price/mix is the net effect of some of our customers purchasing our products in other countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export product from the U.S. and Euro-zone countries. In 2010, this effect was most pronounced in our Food Packaging segment, in particular due to the volatility in the foreign currency environment in Venezuela. After adjusting for the effect of some of our customers purchasing our products in other countries at selling prices denominated in U.S. dollars or euros, the total company product price/mix would have been approximately $1.0 million favorable rather than $(6.0) million unfavorable as reported above for the three months ended December 31, 2010 and approximately $(18.0) unfavorable rather than $(34.7) million unfavorable as reported above for the year ended December 31, 2010.

SEALED AIR CORPORATION
Supplementary Information
PERCENTAGE CHANGE IN NET SALES BY GEOGRAPHIC REGION
(Unaudited)

	Three Months Ended December 31, 2010
	Including the effect of foreign	Excluding the effect of foreign
	currency translation	currency translation(1)
U.S.	7.3%	7.3%
Canada	0.9	(3.6)
Europe	3.4	10.5
Latin America	2.8	(0.5)
Asia Pacific	6.8	0.6

Total	5.5%	6.2%

	Year Ended December 31, 2010
	Including the effect of foreign	Excluding the effect of foreign
	currency translation	currency translation(1)
U.S.	5.7%	5.7%
Canada	8.9	(1.1)
Europe	1.1	4.1
Latin America	12.4	5.0
Asia Pacific	11.0	(0.4)

Total	5.9%	4.2%

PERCENTAGE OF NET SALES CONTRIBUTION BY GEOGRAPHIC REGION

	Three Months Ended	Year Ended
	December 31, 2010	December 31, 2010
U.S.	44.7%	46.4%
Canada	2.9	3.2
Europe	28.0	26.9
Latin America	9.5	9.7
Asia Pacific	14.9	13.8

Total	100.0%	100.0%

(1)	Non-U.S. GAAP financial measures. See Note 1 of Components of Change in Net Sales — Business Segments and Other for further details.